  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1998

                                                        REGISTRATION NO. 333-
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                    FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                               TETRA TECH, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                            95-4148514
(STATE OR OTHER JURISDICTION OF                              (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                         670 NORTH ROSEMEAD BOULEVARD
                          PASADENA, CALIFORNIA 91107
                               (626) 351-4664
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ----------------------

                                 LI-SAN HWANG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TETRA TECH, INC.
                         670 NORTH ROSEMEAD BOULEVARD
                          PASADENA, CALIFORNIA 91107
                                (626) 351-4664
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ----------------------

                                  COPIES TO:

                                JANIS B. SALIN
                              Riordan & McKinzie
                            300 South Grand Avenue
                                  29th Floor
                         Los Angeles, California 90071

                            ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Title of each class                     Amount     Proposed maximum     Proposed maximum      Amount of
of securities to be                     to be       offering price         aggregate         registration
   registered                         registered      per unit(1)       offering price(1)       fee(1)
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....     3,957,873         $23.47              $92,891,279           $27,403
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------



(1) Calculated pursuant to Rule 457, based on the average of the high and low sales prices, $23.63 and $23.31 respectively, on March 20, 1998 as reported on the Nasdaq National Market.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                        SUBJECT TO COMPLETION
                                                  DATED MARCH 24, 1998


                              TETRA TECH, INC.

                      3,957,873 SHARES OF COMMON STOCK

                            ----------------------

     The 3,957,873 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Tetra Tech, Inc. ("Tetra Tech" or the "Company") offered hereby are to be sold by the persons named herein under "Selling Stockholders."

        INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH IN THIS PROSPECTUS BEGINNING ON PAGE 5 UNDER "RISK FACTORS" PRIOR TO PURCHASE.

     Holders of the Shares may resell the Shares from time to time in transactions on the Nasdaq National Market, and may sell the Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through such broker or brokers. See "Plan of Distribution." Sales of the Shares may be effected by selling such securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers thereof. Such sellers and any broker-dealer who acts in connection with the sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

     None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being registered hereby. See "Plan of Distribution."

                            ----------------------

     The Common Stock is traded on the Nasdaq National Market under the symbol "WATR." On March 23, 1998, the reported closing price of the Common Stock on the Nasdaq National Market was $23 5/16 per share.

                            ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                            ----------------------

             THE DATE OF THIS PROSPECTUS IS MARCH __, 1998

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference certain documents relating to the Company which are not delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, upon oral or written request by any person, including any beneficial owner, to whom this Prospectus is delivered, from the Company, 670 N. Rosemead Boulevard, Pasadena, California 91107-2190, telephone number (626) 351-4664,
Attention:  Richard A. Lemmon, Vice President and Secretary.

     The following documents have been filed with the Commission pursuant to the Exchange Act (File No. 0-11695) and are incorporated in this Prospectus by reference and are made a part hereof:

          1. Annual Report on Form 10-K for the fiscal year ended September 28, 1997 (the "Tetra Tech 10-K"), as filed with the Commission on December 26, 1997;

          2. Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 1997, as filed with the Commission on February 10, 1998;

          3. Current Report on Form 8-K for event of December 31, 1997, as filed with the Commission on January 15, 1998;

          4. Current Report on Form 8-K/A (Amendment No. 1) for event of December 31, 1997, as filed with the Commission on March 16, 1998;

          5. The portions of Tetra Tech's Proxy Statement for the Annual Meeting of Stockholders held on February 11, 1998 that have been incorporated by reference into the Tetra Tech 10-K, as filed with the Commission on January 9, 1998;

          6. The portions of Tetra Tech's Annual Report to Stockholders for the fiscal year ended September 28, 1997 that have been incorporated by reference into the Tetra Tech 10-K, as filed with the Commission on December 26, 1997; and

          7. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A, filed with the Commission on November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                             RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

     THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. PROSPECTIVE PURCHASERS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE RISKS OUTLINED IN THIS SECTION.

     POTENTIAL LIABILITY AND INSURANCE. Because of the type of projects in which the Company is or may be involved, the Company's current and anticipated future services may involve risks of potential liability under Superfund, common law or contractual indemnification agreements. It is difficult to assess accurately the magnitude of potential risks to the Company.

     The Company maintains two comprehensive general liability policies, both in the amount of $1,000,000. These amounts, together with two $9,000,000 umbrella policies, provide total general liability coverage of $10,000,000 for the Company's resource management and infrastructure business segments and coverage of $10,000,000 for its telecommunications business segment. The Company's professional liability insurance ("E&O") policy, which included pollution coverage, for 1998 provides $10,000,000 in coverage for resource management and infrastructure business segments, with a $100,000 self-insured retention. The same E&O policy covered the telecommunications segment with a sublimit of $1,000,000 for each claim/$1,000,000 in the aggregate. The Company procures insurance coverage through a broker who is experienced in the engineering field. The broker, together with the Company's Risk Manager, review the Company's risk/insurance programs with those of the Company's competitors and clients. This review, combined with historical experience, claims history and contractual requirements, allows the Company to determine the adequate amount of insurance. However, because there are various exclusions and retentions under the Company's insurance policies, there can be no assurance that all liabilities that may be incurred by the Company are subject to insurance coverage. In addition, the E&O policy is a "claims made" policy which only covers claims made during the term of the policy. If a policy terminates and retroactive coverage is not obtained, a claim subsequently made, even a claim based on events or acts which occurred during the term of the policy, would not be covered by the policy. In the event the Company expands its services into new markets, no assurance can be given that the Company will be able to obtain insurance coverage for such activities or, if insurance is obtained, that the dollar amount of any liabilities incurred in connection with the performance of such services will not exceed policy limits. The premiums to be paid by the Company for its E&O policies during fiscal 1998 are approximately $890,000.


     The Company evaluates and determines the risk associated with an uninsured claim. In the event the Company determines that an uninsured claim has potential liability, the Company establishes an appropriate reserve. The Company does not establish a reserve if it determines that the claim has no merit. The Company's historical levels of insurance coverage and reserves have been shown to be adequate. However, a partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.


     SIGNIFICANT COMPETITION. The market for the Company's services is highly competitive. The Company competes with many other firms, ranging from small local firms to large national firms having greater financial and marketing resources than the Company. The Company performs engineering and consulting services across a broad spectrum of business areas, primarily in the resource management, infrastructure, and the telecommunication service business areas. Services within these business areas are provided to a client base including Federal (Departments of Defense, Interior and Energy; U.S. Environmental Protection Agency; and the U.S. Post Office), state and local agencies, as well as the commercial sector. The range of competitors for any one procurement can vary from ten to 100 firms, depending upon the relative value of the project, the financial terms and risks associated with the work, and any restrictions placed upon competition by the customer. Historically, competition has been based primarily on the quality and timeliness of service. However, the Company believes that price has become an increasingly important competitive factor. The Company believes that its principal competitors include Dames & Moore, Inc., E.A. Engineering Science & Technology, ICF Kaiser International, Inc., International Technology Corp., TRC Companies, Inc., URS Consultants, Inc., Roy F. Weston, Inc., Castle Tower Corporation and OSP Consultants, Inc.

     CONTRACTS. The Company's contracts with Federal and State governments and some of its other client contacts are subject to termination at the discretion of the client. Some contracts made with the Federal government are subject to annual approval of funding and audits of the Company's rates. Limitations imposed on spending by Federal government agencies may limit the continued funding of the Company's existing contracts with the Federal government and may limit the Company's ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company.

     All of the Company's contracts with the Federal government are subject to audit by the government, primarily by the Defense Contract Audit Agency (the "DCAA"), which reviews the Company's overhead rates, operating systems and cost proposals. During the course of its audit, the DCAA may disallow costs if it determines that the Company improperly accounted for such costs in a manner inconsistent with Cost Accounting Standards. A disallowance of costs by the DCAA could have a material adverse effect on the Company. Historically, the Company has not had any material cost disallowances by the DCAA as a result of audit, however, there can be no assurance that DCAA audits will not result in material cost disallowances in the future. The Company's government contracts are also subject to renegotiation of profits in the event of a change in the contractual scope of work to be performed.

     In September 1995, the Company acquired Tetra Tech EM Inc. (formerly known as PRC Environmental Management, Inc.; "EMI"). EMI likewise contracts with the Federal government and such contracts are subject to the same auditing standards as those of the Company. Audits and negotiations for the years 1987 through 1992 have recently been completed and cost disallowances as a result of audit totaled approximately $672,000. Negotiations for the 1993 audit are currently underway. Audits for the years 1994 and 1995 have yet to be completed.

     The Company enters into various contracts with its clients, which include fixed-price contracts. In fiscal 1997, 32.2% of the Company's net revenue was derived from fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for the Company's performance of the entire contract. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. Losses under fixed-price contracts, should they occur, could have a material adverse effect on the Company.

     The Company contracts with both domestic and international customers. Certain contracts with international customers are denominated in a currency other than the U.S. dollar. Contracts denominated in any currency other than the U.S. dollar contain certain inherent risks, including risks on foreign currency translation and risks in expatriating funds from foreign countries. In fiscal 1997, 3.7% of the Company's net revenue was derived from the international marketplace, compared to 1.6% for fiscal 1996. As the Company's net revenue derived from the international marketplace increases, so do the risks associated in realizing the full contract value of those contracts denominated in foreign currencies. The Company is currently evaluating options to hedge future potential losses from foreign currency transactions.

     CONFLICTS OF INTEREST. Many of the Company's clients are concerned about potential or actual conflicts of interest in retaining environmental consultants and engineers. For example, Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent the Company in certain cases from bidding for or performing contracts resulting from or relating to certain work the Company has performed for the government. In addition, services performed for a private client may create a conflict of interest which precludes or limits the Company's ability to obtain work from another private entity. The Company has, on occasion, declined to bid on a project because of an actual or potential conflict of interest. However, the Company has not experienced disqualification during a bidding or award negotiation process by any government or private client as a result of a conflict of interest.

     POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock may be significantly affected by factors such as quarter-to-quarter variations in the Company's results of operations, changes in environmental legislation and changes in investors' perception of the business risks and conditions in the environmental services business. In addition, market fluctuations, as well as general economic or political conditions, may adversely affect the market price of the Company's Common Stock, regardless of the Company's actual performance.

     QUALIFIED PROFESSIONALS. The Company's ability to attract and retain qualified scientists and engineers is an important factor in determining the Company's future growth and success. The market for environmental professionals is competitive and there can be no assurance that the Company will continue to be successful in its efforts to attract and retain such professionals.

     COMPUTER SYSTEMS AND BUSINESS PROCESSES. The Company is currently converting its computer systems and business processes to ensure that its computer systems will be capable of processing periods for the year 2000 and beyond as well as ensure that its business processes will be able to support current and anticipated growth projections. The Company does not presently anticipate the costs associated with ensuring these capabilities will have a material adverse effect on the Company.

                            TETRA TECH, INC.

     Through a network of more than 100 offices, Tetra Tech provides comprehensive resource management, infrastructure and telecommunications support services including research and development, applied science and management consulting, engineering and architectural design, construction
management, and operation and maintenance.   Tetra Tech provides these
services to a broad base of customers worldwide. The Company's principal executive offices are located at 670 N. Rosemead Boulevard, Pasadena, California 91107-2190 and its telephone number is (626) 351-4664.

                            USE OF PROCEEDS

     All of the shares of Common Stock covered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.


                       ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, which the Company has adopted. The Statement replaces the presentation of primary Earnings Per Share (EPS) with a presentation of basic EPS, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The Statement also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Diluted EPS is computed similarly to fully diluted EPS pursuant to Accounting Principles Board Opinion No.15. The following table presents selected consolidated financial data, including EPS computed in accordance with SFAS No. 128, for the past five years.





                     SELECTED CONSOLIDATED FINANCIAL DATA



                                                          Fiscal Years Ended
                                      1997           1996              1995           1994         1993
                                  Sept. 28,(2)    Sept. 29,(3)      Oct. 1,(4)     Oct. 2,(5)     Oct. 3,
                                                (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA
Gross revenue. . . . . . . . . . .   $246,767       $220,099        $120,034        $96,472       $74,488
Subcontractor costs. . . . . . . .     55,976         59,062          32,160         28,653        23,323
                                     --------       --------        --------        -------       -------
Net revenue. . . . . . . . . . . .    190,791        161,037          87,874         67,819        51,165
Cost of net revenue. . . . . . . .    141,019        122,084          65,484         51,069        38,628
                                     --------       --------        --------        -------       -------
                                     --------       --------        --------        -------       -------
Gross profit . . . . . . . . . . .     49,772         38,953          22,390         16,750        12,537
Selling, general and
 administrative expenses . . . . .     25,173         21,218          10,634          7,589         5,696
Income from operations . . . . . .     24,599         17,735          11,756          9,161         6,841
Net interest income (expense). . .        (20)          (776)            833            354           290
                                     --------       --------        --------        -------       -------
Income before income taxes . . . .     24,579         16,959          12,589          9,515         7,131
Income tax expense . . . . . . . .     10,323          6,854           5,036          3,806         2,852
                                     --------       --------        --------        -------       -------
Net income . . . . . . . . . . . .   $ 14,256       $ 10,105        $  7,553        $ 5,709       $  4,279
                                     --------       --------        --------        -------       -------
                                     --------       --------        --------        -------       -------
Net income per share(1)-basic. . .   $   0.76       $   0.58        $   0.46        $  0.35       $  0.27
                                     --------       --------        --------        -------       -------
                                     --------       --------        --------        -------       -------
Net income per share(1)-diluted. .   $   0.72       $   0.56        $   0.45        $  0.34       $  0.26
                                     --------       --------        --------        -------       -------
                                     --------       --------        --------        -------       -------
Weighted average shares
 outstanding(1):

Basic. . . . . . . . . . . . . . .     18,697         17,481          16,468         16,371        16,074
Diluted. . . . . . . . . . . . . .     19,725         18,065          16,917         16,649        16,334


                                                          Fiscal Years Ended
                                      1997           1996              1995           1994         1993
                                    Sept. 28,      Sept. 29,          Oct. 1,        Oct. 2,      Oct. 3,
                                                            (in thousands)
BALANCE SHEET DATA
Working capital                      $ 42,539        $32,739         $39,872        $24,833       $23,722
Total assets                          159,513         88,463          92,930         51,606        38,572
Long-term obligations,
 excluding current installments            --             --          19,045             --            --

Stockholders' equity                  107,641         63,269          41,496         33,507        26,446

------------------
   (1) REFLECTS THE EFFECT, ON A RETROACTIVE BASIS, OF A 5-FOR-4 STOCK SPLIT, EFFECTED IN THE FORM OF A 25% STOCK DIVIDEND, IN DECEMBER 1997.

   (2) INCLUDES THE RESULTS OF OPERATIONS AND FINANCIAL POSITIONS OF IWA ENGINEERS (ACQUIRED DECEMBER 11, 1996), FLO ENGINEERING, INC. (ACQUIRED DECEMBER 20, 1996), SCM CONSULTANTS, INC. (ACQUIRED MARCH 19, 1997), WHALEN & COMPANY, INC. (ACQUIRED JUNE 11, 1997) AND COMMSITE DEVELOPMENT CORPORATION (ACQUIRED JULY 11, 1997) FROM THE DATES SET FORTH IN THE RELATED PURCHASE AGREEMENTS.

   (3) INCLUDES THE RESULTS OF OPERATIONS AND FINANCIAL POSITION OF KCM, INC. (ACQUIRED NOVEMBER 7, 1995) FROM THE DATE SET FORTH IN THE RELATED PURCHASE AGREEMENT.

   (4) INCLUDES THE RESULTS OF OPERATIONS AND FINANCIAL POSITION OF TETRA TECH EM INC., FORMERLY KNOWN AS PRC ENVIRONMENTAL MANAGEMENT, INC. (ACQUIRED SEPTEMBER 15, 1995.) FROM THE DATE SET FORTH IN THE RELATED PURCHASE AGREEMENT.

   (5) INCLUDES THE RESULTS OF OPERATIONS AND FINANCIAL POSITIONS OF SIMONS, LI & ASSOCIATES, INC. (ACQUIRED OCTOBER 4, 1993) AND HYDRO-SEARCH, INC. (ACQUIRED JUNE 3, 1994) FROM THE DATES
          SET FORTH IN THE RELATED PURCHASE AGREEMENTS.



                   PRINCIPAL AND SELLING STOCKHOLDERS

     The following discussion reflects the effect of Tetra Tech's five-for-four stock split, paid on December 1, 1997 to stockholders of record on November 14, 1997 (the "Stock Split"). The Stock Split was accomplished by Tetra Tech's payment of a 25% stock dividend.

     On June 11, 1997 (the "WAC Closing Date"), Tetra Tech completed the acquisition of Whalen & Company, Inc., a Delaware corporation ("WhalenCo"), and Whalen Service Corps Inc., a Delaware corporation ("Whalen Service" and collectively with WhalenCo, "WAC"), pursuant to the terms of an Agreement and Plan of Reorganization (the "WAC Agreement") dated June 11, 1997 among Tetra Tech, WAC and the stockholders of WAC. The WAC Agreement provided for the merger of WAC with and into Tetra Tech (the "WAC Merger"). Immediately following the WAC Merger, Tetra Tech formed Whalen & Company, Inc., a Delaware corporation ("New WhalenCo"), and Whalen Service Corps Inc., a Delaware corporation ("New Whalen Service"), as wholly-owned subsidiaries.
On June 12, 1997, Tetra Tech transferred the former assets and liabilities of WhalenCo to New WhalenCo, and transferred the former assets and liabilities of Whalen Service to New Whalen Service.


     In connection with the WAC Merger, Tetra Tech (i) paid to the stockholders of WAC an aggregate of $8,050,584 in cash and (ii) issued to the stockholders of WAC an aggregate of (A) 2,100,000 shares of Common Stock and
(B) 1,231,840 shares of Series A Preferred Stock that were subsequently converted into 1,539,795 shares of Common Stock.


     On July 11, 1997 (the "CDC Closing Date"), Tetra Tech completed the acquisition of CommSite Development Corporation, a California corporation ("CDC"), pursuant to the terms of an Agreement and Plan and Reorganization (the "CDC Agreement") dated July 11, 1997 among Tetra Tech, CDC, CDC Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Tetra Tech ("CDC Acquisition"), and the shareholders of CDC. The CDC Agreement provided for the merger of CDC Acquisition with and into CDC (the "CDC Merger"). As a result of the CDC Merger, CDC became a wholly-owned subsidiary of Tetra Tech.

     In connection with the CDC Merger, Tetra Tech issued to the shareholders of CDC an aggregate of 318,078 shares of Common Stock on the CDC Closing Date. In connection with the post-closing purchase price adjustment required under the CDC Agreement, Tetra Tech paid to the shareholders of CDC an aggregate of $728,523 in cash.

     The shares of Common Stock to be sold hereunder were issued to the former shareholders of WAC and CDC (collectively, the "Selling Stockholders") in connection with the WAC Merger and the CDC Merger, respectively.

     The following table sets forth information regarding the ownership of the Company's Common Stock as of March 1, 1998 by (i) all those persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and certain executive officers of the Company,
(iii) all executive officers and directors as a group, and (iv) each Selling Stockholder. Except as otherwise noted, the Company knows of no agreements among its stockholders which relate to voting or investment power over its Common Stock.

                                                  NUMBER OF        NUMBER OF       PERCENTAGE OF
                                                   SHARES          SHARES OF          SHARES
                                                BENEFICIALLY     COMMON STOCK       BENEFICIALLY
        NAME OF BENEFICIAL OWNER(1)                 OWNED           OFFERED           OWNED(1)
        ---------------------------             ------------     -------------     --------------
Li-San Hwang (2)
   Tetra Tech, Inc.
   670 N. Rosemead Blvd.
   Pasadena, California 91107...............      1,375,153               --                6.2%

Daniel A. Whalen (3)
   Whalen & Company, Inc.
   3675 Mt. Diablo Blvd.
   Suite 360
   Lafayette, California  94549.............      3,639,795               --                16.3

Pilgrim Baxter & Associates, Ltd. (4)
   Harold J. Baxter
   Gary I. Pilgrim
   1255 Drummers Lane
   Wayne, Pennsylvania  19087...............      2,301,265               --                10.3
J. Christopher Lewis (5)....................         63,439               --                   *
Patrick C. Haden (6)........................         19,464               --                   *
James J. Shelton (7)........................         12,083               --                   *
Thomas D. Brisbin (8).......................         20,290               --                   *
Charles R. Faust (9)........................         37,807               --                   *
James M. Jaska (10).........................         39,206               --                   *
All directors and executive officers
     as a group (12 persons) (11)...........      5,537,019               --                24.8

           SELLING STOCKHOLDERS
           --------------------

Whalen Family Trust U/A/D 4/30/92...........      3,003,307        3,003,307                13.4
Whalen 1997 Charitable Remainder Unitrust...        500,000          500,000                   *
MJW Whalen Trust 1997-D.....................         22,748           22,748                   *
ACW Whalen Trust 1997-D.....................         22,748           22,748                   *
MCW Whalen Trust 1997-D.....................         22,748           22,748                   *
MJW Whalen Trust 1997-K.....................         22,748           22,748                   *
ACW Whalen Trust 1997-K.....................         22,748           22,748                   *
MCW Whalen Trust 1997-K.....................         22,748           22,748                   *
The Michael E. Flynn and Bonnie F. Flynn
  Community Property Trust Dated 3/28/97....        106,026          106,026                   *
Gregory H. Guerrazzi........................        106,026          106,026                   *
John D. Petersen............................        106,026          106,026                   *

----------------
*    Amount represents less than 1% of the Company's Common Stock.

(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property rules where applicable and the information contained in this table and these notes.

(2) Excludes an aggregate of 19,319 shares of Common Stock owned by Dr. Hwang's adult children as to which Dr. Hwang disclaims beneficial ownership. Includes 12,792 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

(3) Includes 3,003,307 shares of Common Stock held by Daniel A. Whalen and Katherine C. Whalen as Trustees for the Whalen Family Trust U/A/D 4/30/92, (ii) 500,000 shares of Common Stock held by Daniel A. Whalen and Katherine C. Whalen as Trustees for the Whalen 1997 Charitable Remainder Unitrust, (iii) 22,748 shares of Common Stock held by Daniel
     A. Whalen and Katharine C. Whalen as Trustees for the MJW Whalen Trust 1997 - D, (iv) 22,748 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the ACW Whalen Trust 1997 - D, (v) 22,748 shares of Common Stock held by Daniel
     A. Whalen and Katharine C. Whalen as Trustees for the MCW Whalen Trust 1997 - D, (vi) 22,748 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MJW Whalen Trust 1997 - K,
     (vii) 22,748 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the ACW Whalen Trust 1997 -K, and
     (viii) 22,748 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MCW Whalen Trust 1997 - K. All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13D (Amendment No. 1), dated as of February 17, 1998, filed by Daniel A. Whalen.

(4) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 5), dated as of February 9, 1998, filed by Pilgrim Baxter & Associates, Ltd.

(5) Includes 12,204 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

(6) Excludes an aggregate of 2,147 shares of Common Stock owned by Mr. Haden's wife as to which Mr. Haden disclaims beneficial ownership. Includes 12,204 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

(7) Includes 2,930 shares held by James J. Shelton, Sarah Belle Shelton and James J. Shelton, Jr., Trustees of the James J. Shelton and Sarah Belle Shelton Family Trust dated August 19, 1987, and 9,153 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

(8) Includes 19,922 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

(9) Includes 12,839 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998. Additionally, Dr. Faust's minor children own an aggregate of 1,758 shares of Common Stock as to which Dr. Faust disclaims beneficial ownership.

(10) Includes 38,808 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

(11) Includes 179,440 shares issuable with respect to stock options exercisable within 60 days after March 1, 1998.

     Except as provided above, (i) all Selling Stockholders are employees or former employees of WAC or CDC, or family members, or trusts benefitting the families, of such employees or former employees, and (ii) except as noted below, during the past three years, no Selling Stockholder has had any material relationship with the Company, or any of its predecessors or affiliates. As indicated in note (3) to the above table, Daniel A. Whalen, who serves as Executive Vice President of Telecommunication Services and a Director of Tetra Tech, also serves as a Trustee for the trusts listed in such note. All of such trusts are Selling Stockholders hereunder. The Company has been informed that such trusts intend to contribute certain of their shares of Common Stock to D-K-W Ventures L.P., a California limited partnership, and to DKW/CTR Investments, a California general partnership. Daniel A. Whalen will continue to beneficially own all shares of Common Stock transferred to such partnerships. After the foregoing contributions, the partnerships will be Selling Stockholders hereunder. Because the Selling Stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

                           PLAN OF DISTRIBUTION

     The Shares are being registered to permit public secondary sales of the Shares by the Selling Stockholders from time to time until the earlier of (i) such date as all of the Shares offered by have been sold or (ii) such time as all of the Shares offered hereby can be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144(k) promulgated thereunder. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares.

     Any distribution hereunder of the Common Stock by the Selling Stockholders may be effected from time to time in one or more of the following transactions: (a) through brokers acting as principal or agent, in transactions (which may involve block transactions), in special offerings, on the Nasdaq National Market, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire shares of Common Stock for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or (e) by any other legally available means. Also, offers to purchase the Common Stock may be solicited by agents designated by the Selling Stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold hereunder unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     The Company has been advised that, as of the date hereof, the Selling Stockholders have made no arrangement with any broker for the sale of their shares of Common Stock. The Selling Stockholders and any underwriters, brokers or dealers involved in the sale of the Common Stock may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Stockholders and such brokers and dealers disclaim such status.

                                 LEGAL MATTERS

     The validity of the Common Stock in respect of which this Prospectus is being delivered will be passed on for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of NUS Environmental for the year ended December 31, 1997 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A dated December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered.



     SEC registration fee.............................  $27,403
     Legal fees.......................................    5,000
     Accountants' fees................................    2,000
     Blue Sky qualification fees and expenses.........    1,000
     Transfer Agent fees..............................    1,000
     Miscellaneous....................................    1,000
                                                         -------
               Total..................................  $37,403
                                                         -------
                                                         -------


     All of the above amounts, except for the SEC registration fee, have been estimates.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     The Company's By-Laws provides for indemnification of persons to the fullest extent permitted by the Delaware Corporation Law.

     In accordance with the Delaware Corporation Law, the Company's Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------
  5      Opinion of Riordan & McKinzie, a Professional Corporation.
 23.1    Consent of Deloitte & Touche LLP.
 23.3    Consent of Riordan & McKinzie (included in Exhibit 5).
 24      Powers of Attorney with respect to the Company (included on page II-4)


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California on the 23rd day of March, 1998.


                                        TETRA TECH, INC.

                                        By:   /s/ Li-San Hwang
                                            ----------------------------------
                                                        Li-San Hwang
                                                   Chairman of the Board,
                                                 Chief Executive Officer and
                                                          President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li-San Hwang and James M. Jaska, and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                      Title                        Date
       ---------                      -----                        ----

/s/ Li-San Hwang           Chairman of the Board, Chief        March 23, 1998
-------------------------  Executive Officer and President
    Li-San Hwang           (Principal Executive Officer)


/s/ James M. Jaska         Vice President, Chief               March 23, 1998
-------------------------  Financial Officer and Treasurer
    James M. Jaska         (Principal Financial Officer and
                           Principal Accounting Officer)


/s/ J. Christopher Lewis   Director                            March 23, 1998
-------------------------
    J. Christopher Lewis


/s/ Patrick C. Haden       Director                            March 23, 1998
-------------------------
    Patrick C. Haden


/s/ Joseph J. Shelton      Director                            March 23, 1998
-------------------------
    Joseph J. Shelton


/s/ Daniel A. Whalen       Director                            March 23, 1998
-------------------------
    Daniel A. Whalen

